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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                  ------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 12, 2001


                               Arch Wireless, Inc.
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               (Exact Name of Registrant as Specified in Charter)

               Delaware              000-23232/001-14248         31-1358569
  ----------------------------       -------------------    -------------------
  (State or Other Jurisdiction           (Commission         (I.R.S. Employer
       of Incorporation)                File Numbers)       Identification No.)

       1800 West Park Drive, Suite 250                           01581
              Westborough, MA
  ----------------------------------------                     ----------
  (Address of Principal Executive Offices)                     (Zip Code)


       Registrant's telephone number, including area code: (508) 870-6700



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         Item 5.  OTHER EVENTS.

         On July 2, 2001, Arch Wireless Communications, Inc. ("AWCI"), a subsidiary of Arch Wireless, Inc. (the "Registrant"), announced that it was deferring an interest payment of approximately $8,287,500 which was due on July 2, 2001 (the "Interest Payment") under AWCI's outstanding 12-3/4% Senior Notes due 2007 (the "12-3/4% Notes") and that if AWCI did not pay the Interest Payment within 30 days, it would be in default under the indenture governing the 12-3/4% Notes (the "Indenture"), which would also then constitute a default under substantially all indebtedness for money borrowed of the Registrant, AWCI and the Registrant's other direct and indirect subsidiaries.

         On July 12, 2001, both AWCI and Arch Wireless Holdings, Inc., a subsidiary of AWCI (the "Borrower"), received letters from The Bank of New York ("BNY"), acting in its capacity as administrative agent under that Third Amended and Restated Credit Agreement, dated as of March 23, 2000, as amended, by and among the Borrower, BNY and the other lenders party thereto (the "Credit Agreement").

         In these letters, BNY stated its belief that AWCI was in default under the Indenture on the date that AWCI failed to pay the Interest Payment (July 2, 2001) and that, as a result, an event of default under the Credit Agreement occurred on July 2, 2001 and is continuing. The Registrant, AWCI and the Borrower disagree with BNY's conclusion that AWCI was in default under the Indenture on the date that AWCI failed to pay the Interest Payment.





                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  July 13, 2001                       ARCH WIRELESS, INC.


                                           By: /s/ Gerald J. Cimmino
                                              ----------------------------------
                                           Name:  Gerald J. Cimmino
                                           Title: Vice President and Treasurer